Exhibit (b)(v)

EXECUTION COPY

AMARIN CORPORATION PLC
Block 3, The Oval
Shelbourne Road
Ballsbridge, Dublin
Ireland

As of December 5, 2007

Citibank, N.A. – Depositary Receipts Department
388 Greenwich Street
New York, New York  10013

Amarin Corporation PLC
Ester Acquisition

Ladies and Gentlemen:

Reference is hereby made to the Deposit Agreement, dated as of March 29, 1993, as amended by Amendment No. 1 to Deposit Agreement, dated as of October 8, 1998, and by Amendment No. 2 to Deposit Agreement, dated as of September 25, 2002, and as supplemented by Letter Agreements, dated as of March 29, 2006, April 11, 2006 and October 16, 2007 (as so amended and supplemented, the “Deposit Agreement”), by and among Amarin Corporation plc (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and all Holders from time to time of American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) issued thereunder, each ADS representing one (1) Ordinary Share (the “Shares”) of the Company.  All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Deposit Agreement.

The Company has entered into a Purchase Agreement, dated  December 4, 2007 (the “Purchase Agreement”), with the shareholders of Ester Neurosciences Limited (“Target”) pursuant to the terms of which the Company is to issue and deliver Shares in the form of ADSs to the shareholders of Target (the “Transaction”).  The issuance of Shares in the form of ADSs pursuant to the Transaction is intended to be exempt from registration under the U.S. Securities Act of 1933, as amended, pursuant to Regulation S thereunder.  The Shares to be issued in the Transaction and to be deposited with the Custodian will not be subject to any restrictions on transfer, but the ADSs to be issued by the Depositary in respect of the Shares so deposited will be subject to a prohibition on transfer in the U.S. or to U.S. Persons for 40 days expiring on January 14, 2008 (the “Expiration Date”).

The Company intends to deposit, on December 6, 2007, a total of 24,618,414 Shares (the “Transaction Shares”) with the Custodian (and to pay all applicable UK stamp duty reserve tax in respect thereof) and hereby instructs the Depositary as follows:

(i)           upon receipt of confirmation from the Custodian of the due deposit by the Company of the Transaction Shares, the Depositary is to issue a total of 24,618,414 Uncertificated ADSs (the “Transaction ADSs”) to the persons identified in Schedule I hereto (the “New ADS Holders”) subject to the limitations specified below;

(ii)           the Transaction ADSs are to be issued subject to a prohibition on transfer in the U.S. or to U.S. Persons until the Expiration Date and the Depositary is to impose a “Stop Transfer” notation on each of the Transaction ADS accounts established in the name of the New ADS Holders;

(iii)           the Depositary shall not permit any Transaction ADSs to be transferred or certificated on or prior to the Expiration Date but shall permit Holders of Transaction ADSs to present such Transaction ADSs for cancellation prior to the Expiration Date and to withdraw the corresponding Transaction Shares upon the terms and subject to the applicable conditions of the Deposit Agreement;

(iv)           the Depositary shall cause the “Stop Transfer” notation  referenced above to be lifted from the Transaction ADSs at close of business in New York on the Expiration Date;

(v)           prior to the Expiration Date, the Transaction ADSs are to be treated by the Depositary on the same terms as all other ADSs issued and outstanding under the Deposit Agreement, except for (i) the limitations set forth above and (ii) Restricted ADSs which the Depositary and the Company may agree, or have agreed, to treat separately from the ADSs outstanding under the Deposit Agreement; and

(vi)           after the Expiration Date, the Transaction ADSs are to be treated by the Depositary on the same terms as all other ADSs then issued and outstanding under the Deposit Agreement, except for Restricted ADSs which the Depositary and the Company may agree, or have agreed, to treat separately from the ADSs outstanding under the Deposit Agreement.

The Company represents and warrants that (x) the Transaction Shares (i) have been validly issued, are fully paid and non-assessable, and free of any preemptive rights of the holders of outstanding Shares, (ii) are of the same class as, and rank pari passu with, the other Shares on deposit under the Deposit Agreement, (iii) have been deposited  free of all liens, security interests and encumbrances, and (iv) are, upon withdrawal from the ADR facility existing pursuant to the terms of the Deposit Agreement, freely transferable outside the U.S., and (y) the transfer restrictions applicable to the Transaction ADSs are set forth in the Purchase Agreement and each of the Target shareholders who may receive Transaction ADSs has signed the Purchase Agreement.  These representations and warranties shall survive the deposit of the Transaction Shares and the issuance and delivery by the Depositary of the Transaction ADSs.

The Company agrees to take all commercially reasonable steps necessary to ensure that the acceptance of the deposit of Transaction Shares, the issuance and delivery of the Transaction ADSs and the removal of the “Stop Transfer” at the Expiration Date, in each case upon the terms and conditions set forth herein, do not violate the provisions of the Securities Act or any other applicable laws, rules or regulations.

The Company shall, prior to the issuance date of the Transaction ADSs, cause (A) its U.S. counsel to deliver an opinion to the Depositary stating that the deposit of the Transaction Shares and the issuance and delivery of the Transaction ADSs to the New ADS Holders, in each case upon the terms contemplated herein, do not require registration under the Securities Act, (B) its English counsel (which may be in-house counsel to the Company) to deliver an opinion to the Depositary as to English law stating, subject to such customary assumptions and reservations as they shall consider necessary or appropriate, that the deposit of the Transaction Shares by the Company with the Custodian in accordance with the terms of the Deposit Agreement (as supplemented by this letter agreement) does not violate any English corporate or securities laws, and (C) a certificate of a duly authorized officer of the Company stating that (i) all governmental approvals, permits, consents and authorizations known by the Company to be required to be obtained by it in England for the transactions contemplated in this instructions letter have been obtained and are in full force and effect, and (ii) none of the terms of this instructions letter, and none of the transactions contemplated herein, conflict with any agreement to which the Company is a party.

The Company confirms that the indemnification provisions of Section 5.08 of the Deposit Agreement shall apply to the deposit of the Transaction Shares, the issuance of Transaction ADSs, the removal of the transfer restrictions set forth herein with respect to the Transaction ADSs, and the withdrawal of Transaction Shares, in each case upon the terms set forth herein, as well as to any other acts performed or omitted by the Depositary as contemplated by this instructions letter.

This instructions letter shall be interpreted and all the rights and obligations hereunder shall be governed by the laws of the State of New York without regard to the principles of conflicts of law thereof.

AMARIN CORPORATION PLC

By:	/s/ Tom Maher
	Name:	Tom Maher
	Title:	Company Secretary
	Date:	12/5/07

AGREED: CITIBANK, N.A., as Depositary

By:	/s/ Paul Martin
	Name:	Paul Martin
	Title:	Vice President
	Date:	12/4/07

SCHEDULE

I	New ADS Holders

SCHEDULE I

New ADS Holders

Name of Transaction ADS Holder	Address of Transaction ADS Holder	Number of Transaction ADSs
Brightman Almagor Freidman Trustees	c/o Deloitte Touche Israel, 1 Azrieli Center, Tel Aviv, Israel.	5,000,000
Saebo Management Limited	Montigfiory Branch 39 Montifiory Street Tel Aviv Israel	20,000,000

TOTAL: 25,000,000 ADSs

I-1

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